                                                                     EXHIBIT 4.9


                                                                           DRAFT
                                                                        01/02/96


                              GUARANTEE AGREEMENT

                  GUARANTEE AGREEMENT (this "Guarantee"), dated as of January __, 1996, is executed and delivered by Tele-Communications, Inc., a Delaware corporation (the "Parent"), for the benefit of the Holders (as hereinafter defined) from time to time of the Cumulative Exchangeable Preferred Stock, Series A (the "Series A Preferred Stock"), of TCI Communications, Inc., a Delaware corporation (the "Company") and a wholly owned subsidiary of the Parent.

                                  WITNESSETH:

                 WHEREAS, the Company is issuing and selling up to 2,300,000 shares of its Series A Preferred Stock in an underwritten offering, and the Parent desires to issue this Guarantee for the benefit of the Holders, as provided herein; and

                 WHEREAS, the Parent desires hereby to unconditionally and irrevocably agree, on a subordinated basis, to pay to the Holders the Guarantee Payments (as hereinafter defined) and to perform the other obligations set forth herein.

                 NOW, THEREFORE, in consideration of the purchase by each Holder of the Series A Preferred Stock, which purchase the Parent hereby agrees shall benefit the Parent, the Parent hereby agrees as follows:

                                   ARTICLE I.

                                  DEFINITIONS

                 As used in this Guarantee, the terms set forth in this Article shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Certificate of Designations for the Series A Preferred Stock filed with the Delaware Secretary of State on January __, 1996 (as such certificate may be amended from time to time, the "Certificate of Designations"). The Certificate of Designations, as in effect on the date hereof, is attached hereto as Exhibit A.

                 "Event of Default" shall mean the occurrence of any of the following: the failure of the Company (i) to make any portion of a dividend payment to the Holders, if the payment of such dividend was declared by the Board of Directors of the Company; (ii) to pay to the Holders of shares of Series A Preferred Stock outstanding at the close of business on the Mandatory Redemption Date the aggregate Mandatory Redemption Price payable therefor; (iii) to pay to the Holders of shares of Series A Preferred Stock called for redemption on an Optional Redemption Date the aggregate Optional Redemption Price payable therefor; or (iv), to pay, in the event of the dissolution, liquidation or winding up of the Company, to the Holders of outstanding shares of Series A Preferred Stock on the Liquidating Payment Date an amount equal to the aggregate Liquidation Preference of such shares.

                 "Guarantee Average Market Price" as of any Guarantee Payment Date shall mean the average of the daily Closing Prices for the period of ten consecutive Trading Days ending on the third Trading Day preceding such Guarantee Payment Date, appropriately adjusted in such manner as the Parent Board of Directors in good faith deems appropriate to take into account any stock dividend on the Series A TCI Group Common Stock, or any subdivision, split, combination or reclassification of the Series A TCI Group Common Stock that occurs, or the Ex-Dividend Date for which occurs, during the period following the first Trading Day in such ten-Trading Day period and ending on the last full Trading Day immediately preceding the Guarantee Payment Date.

                 "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Company: (v) any accrued and unpaid dividends which have theretofore been declared by the Board of Directors of the Company on the Series A Preferred Stock; (vi) the Mandatory Redemption Price payable for shares of Series A Preferred Stock outstanding at the close of business on the Mandatory Redemption Date; (vii) the Optional Redemption Price payable for shares of Series A Preferred Stock called for redemption on an Optional Redemption Date that are outstanding at the close of business on such Optional Redemption Date; and (iv) upon a voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Liquidation Preference payable in respect of shares of Series A Preferred Stock that are outstanding at the close of business on the Liquidating Payment Date (irrespective of whether the Company has unrestricted or legally available funds therefor).

                 "Guarantee Cash Equivalent Amount" shall mean an amount equal to 95% of the Guarantee Average Market Price per share of Series A TCI Group Common Stock.

                 "Guarantee Payment Date" shall mean the date on which the Parent or, subject to Section 2.2(a), the Company makes the aggregate Guarantee Payment to all holders of outstanding shares of Series A Preferred Stock entitled thereto.

                 "Holder" shall mean any Person in whose name a share of Series A Preferred Stock is registered on the stock transfer books of the Company as of any date of determination; provided, however, that in determining whether the Holders of the requisite percentage of Series A Preferred Stock have given any consent or waiver hereunder, "Holder" shall not include the Parent or any Subsidiary thereof, either directly or indirectly.

                 "Senior Liabilities" shall mean all liabilities of the Parent other than those in respect of the Parent's capital stock.

                 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

                 "Subsidiary" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                 "Series A TCI Group Common Stock" shall mean the Tele-Communications Inc. Series A TCI Group Common Stock, par value $1.00 per share, of the Parent, which term shall include, where appropriate, in the case of any reclassification, recapitalization or other change in the Series A TCI Group Common Stock, or in the case of a consolidation or merger of the Parent with or into another Person affecting the Series A TCI Group Common Stock, such capital stock to which a holder of Series A TCI Group Common Stock shall be entitled upon the occurrence of such event.

                                  ARTICLE II.

                                   GUARANTEE

                 2.1 General. The Parent irrevocably and unconditionally agrees to pay in full to each Holder, upon the occurrence and during the continuance of an Event of Default, all Guarantee Payments payable with respect to the shares of Series A Preferred Stock owned by such Holder, regardless of any defense, right of set-off or counterclaim which the Company may have or assert. This Guarantee is continuing, irrevocable, full, unconditional and absolute from the Issue Date.

                 2.2      Manner of Making Payment.

                 (a) The Parent may satisfy its obligation to pay any amount represented by a Guarantee Payment to a Holder by direct payment of such amount or, to the extent the Company has immediately available unrestricted funds available therefor, by causing the Company to pay such amount to such Holder.

                 (b) The Parent may satisfy its obligation to make a Guarantee Payment, at the election of the Parent, (i) in cash, (ii) through the delivery of shares of Series A TCI Group Common Stock or (iii) through any combination of the foregoing forms of consideration elected by the Parent in its sole discretion.

                 (c) If the Parent elects to pay to a Holder, in whole or in part, any Guarantee Payment payable in respect of shares of Series A Preferred Stock owned by such Holder through the delivery of shares of Series A TCI Group Common Stock (the portion of any Guarantee Payment paid through the delivery of such shares being referred to herein as the "Guarantee Stock Portion"), the number of shares of Series A TCI Group Common Stock to be delivered shall equal the greater of (i) the same number of shares of Series A TCI Group Common Stock as such Holder would have received from the Company (x) had the Company made the dividend, redemption or liquidation payment in respect of which such Guarantee Payment is being made when originally due through the delivery of shares of Series A TCI Group Common Stock and (y) had the Company elected to pay an amount of such payment equal to the Guarantee Stock Portion with shares of Series A TCI Group Common Stock or (ii) the number of shares of Series A TCI Group Common Stock determined by dividing the Guarantee Stock Portion by the Guarantee Cash Equivalent Amount. No fractional shares of Series A TCI Group Common Stock shall be delivered to a holder of shares of Series A Preferred Stock, but the Parent shall instead pay a cash adjustment determined as provided in Section 2.2(d) below. Any portion of a Guarantee Payment that is not paid through the delivery of shares of Series A TCI Group Common Stock shall be paid in cash (rounded to the nearest whole cent) through the delivery of a check from the Parent or, if elected by the Parent pursuant to Section 2.2(a) above, through the delivery of a check from the Company.

                 (d) No fractional shares of Series A TCI Group Common Stock or scrip shall be issued in connection with the delivery of shares of Series A TCI Group Common Stock in payment, in whole or in part, of any Guarantee Payment. Whether or not a fractional share would be delivered to a holder of Series A Preferred Stock shall be based upon the total number of shares of Series A Preferred Stock owned by such holder with respect to which such Guarantee Payment is to be made and the total number of shares of Series A TCI Group Common Stock otherwise deliverable in respect thereof. In lieu of the issuance of a fraction of a share of Series A TCI Group Common Stock or scrip, the Parent shall pay instead an amount in cash (rounded to the nearest whole cent) by its check equal to the same fraction of the Closing Price of a share of Series A TCI Group Common Stock on the Trading Day immediately preceding the Guarantee Payment Date.

                 (e) The Parent's right to elect to make any Guarantee Payment, in whole or in part, through the issuance and delivery of shares of Series A TCI Group Common Stock shall be conditioned upon: (i) the shares of Series A TCI Group Common Stock to be so issued and delivered being fully paid and nonassessable and free from any preemptive rights, liens or adverse claims;
(ii) the delivery of such shares being exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws or, if no such exemption is available, the delivery of such shares having been duly registered or qualified under the Securities Act and applicable state securities laws; and (iii) the shares of Series A TCI Group Common Stock to be issued and delivered being listed, and upon delivery being eligible for trading, on the Nasdaq National Market or on a national securities exchange. If the conditions set forth in clauses (i),
(ii), and (iii) of this Section 2.2(e) have not been satisfied prior or on the date of any Guarantee Payment, such Guarantee Payment shall be paid solely in cash.


                 2.3 Waiver of Certain Rights. The Parent hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                 2.4 Obligations Not Affected. The obligations, covenants, agreements and duties of the Parent under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                 (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Series A Preferred Stock to be performed or observed by the Company;

                 (b) the extension of time for the payment by the Company of all or any portion of the dividends, Redemption Price, Liquidation Preference or any other sums payable under the terms of the Series A Preferred Stock or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Series A Preferred Stock;

                 (c) any, failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Series A Preferred Stock, or any action on the part of the Company granting indulgence or extension of any kind;

                 (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company;

                 (e) any invalidity of, or defect or deficiency in, any of the shares of Series A Preferred Stock; or

                 (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain any consent of, the Parent with respect to the happening of any of the foregoing.

                 2.5 Holders May Proceed Directly Against Parent. This Guarantee is a guarantee of payment and not of collection. A Holder may enforce this Guarantee directly against the Parent, and the Parent waives any right or remedy to require that any action be brought against the Company or any other Person before proceeding against the Parent. Subject to Section 2.6 hereof, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Company, whether by separate action or by joinder. The Parent agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full.

                 2.6 Subrogation. The Parent shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid to the Holders by the Parent under this Guarantee and shall have the right to waive payment of any amount of any Guarantee Payment in respect of which payment has been made to the Holders by the Parent pursuant to Section 2.1 hereof; provided, however, that the Parent shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to the Parent in violation of the preceding sentence, the Parent agrees to pay over such amount to the Holders.

                 2.7 Independent Obligations. The Parent acknowledges that its obligations hereunder are independent of the obligations of the Company with respect to the Series A Preferred Stock and that the Parent shall be liable as principal and sole debtor under this Guarantee to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section
2.4 hereof.

                 2.8 Termination. This Guarantee shall terminate as to each Holder and be of no further force and effect upon the earliest to occur of
(i) the full payment of the Mandatory Redemption Price for all of the shares of Series A Preferred Stock held by such Holder, (ii) the full payment of the Optional Redemption Price for all shares of Series A Preferred Stock held by such Holder that are called for redemption on an Optional Redemption Date, if after such Optional Redemption Date such Holder no longer holds any outstanding shares of Series A Preferred Stock, (iii) the payment of the full Liquidation Preference of the shares of Series A Preferred Stock held by such Holder upon any liquidation, dissolution or winding up of the Company, (iv) the exchange by such Holder of shares of Series A Preferred Stock held by it for the requisite number of shares of Series A TCI Group Common Stock (and cash in lieu of any fractional share, if any) in accordance with the Certificate of Designations, and following such exchange such Holder no longer holds any shares of Series A Preferred Stock; or (v) at such time as such Holder shall otherwise dispose of all of its shares of Series A Preferred Stock; provided, however, that this Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid to such Holder by the Company under the Certificate of Designations or by the Parent under this Guarantee for any reason whatsoever. The Parent agrees to indemnify each Holder and hold it harmless from and against any loss it may suffer in such circumstances.

                                  ARTICLE III.

                        CERTAIN COVENANTS OF THE PARENT

                 3.1 Certain Covenants. The Parent covenants that, for so long as any shares of Series A Preferred Stock remain outstanding, if there shall have occurred and be continuing any event that would constitute an Event of Default hereunder, then the Parent shall not declare or pay any cash dividend on, make any cash distributions with respect to, or redeem, purchase or otherwise acquire, any shares of its capital stock; provided, however, that the Parent may (i) declare cash dividends or cash distributions on, or redeem, purchase or otherwise acquire, shares of preferred stock of the Parent where, under the terms of the instrument creating such preferred stock, the failure to do so would constitute a default or event of default under such instrument and
(ii) redeem, purchase or otherwise acquire shares of preferred stock of the Parent (x) with shares of common stock of the Parent (plus a cash adjustment for any fractional shares) or (y) upon the exercise by the holders thereof of conversion, exchange or redemption rights.

                 3.2 Merger or Consolidation. The Parent shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any other Person, and the Parent shall not permit any Person to consolidate with or merge into the Parent or convey, transfer or lease its properties and assets substantially as an entirety to the Parent, if:

                (a) at such time an Event of Default shall have occurred and be continuing; or

                (b) the survivor of such merger, consolidation or share exchange (if other than the Parent) or the Person to which the Parent's assets are sold, transferred or leased is not an entity organized under the laws of the United States or the laws of a State of the United States; or

                (c) the survivor of such merger, consolidation or share exchange (if other than the Parent) or the Person to which the Parent's assets are sold, transferred or leased does not assume all of the obligations of the Parent under the Guarantee.

                                  ARTICLE IV.

                                 SUBORDINATION

                 4.1      Guarantee Payments Subordinated to Senior
                          Liabilities.

                 (a) The Parent covenants and agrees, and each Holder of a share of Series

A Preferred Stock by his acceptance thereof likewise agrees, that the payment of the Guarantee Payments is subordinated, to the extent and in the manner provided in this Article IV, to the prior payment in full of all Senior Liabilities.

                 (b) This Article IV shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Liabilities, and such provisions are made for the benefit of the holders of Senior Liabilities, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

                 4.2 Parent Not to Make Guarantee Payments in Certain Circumstances.

                 (a) Upon the maturity of any Senior Liabilities by lapse of time, acceleration or otherwise, such Senior Liabilities shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Liabilities, before any payment is made on account of the Guaranteed Payments.

                 (b) Upon the happening of any default in payment of any Senior Liability (after the expiration or lapse of any grace period), unless and until such default shall have been cured or waived or shall have ceased to exist, no further payment (in cash or securities) shall be made by the Parent with respect to the Guarantee Payments.

                 4.3 Guarantee Payments Subordinated to Prior Payment of All Senior Liabilities on Dissolution, Liquidation or Reorganization of the Parent.

                 (a) Upon any distribution of assets of the Parent in any dissolution, winding up, liquidation or reorganization of the Parent (whether in bankruptcy, insolvency or receivership or similar legal proceedings):

                          (i) the holders of all Senior Liabilities shall first be entitled to receive payment in full of all amounts due thereunder before the Holders are entitled to receive any payment on account of the Guarantee Payments; and

                          (ii) any payment or distribution of assets of the Parent of any kind or character, whether in cash, property or securities (other than securities of the Parent as reorganized or readjusted or securities of the Parent or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in this Article IV with respect to this Guarantee, to the payment in full without diminution or modification by such plan of all Senior Liabilities), to which the Holders would be entitled except for the provisions of this Article IV, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Liabilities or their representative, or to the trustee under any indenture under which Senior Liabilities may have been issued, to the extent necessary to make payment in full of all Senior

         Liabilities remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Liabilities.

                 The Parent shall give prompt written notice to all Holders of any dissolution, winding up, liquidation or reorganization of the Parent.

                 (b) The consolidation of the Parent with, or the merger of the Parent into, another corporation or the liquidation or dissolution of the Parent following the conveyance or transfer of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Section 3.2 of this Guarantee shall not be deemed a dissolution, winding up, liquidation or reorganization of the Parent for the purposes of this Section 4.3, if the corporation formed by such consolidation or into which the Parent is merged or the Person which acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Section 3.2.

                 4.4 Holders of Series A Preferred Stock to be Subrogated to Rights of Holders of Senior Liabilities.

                 Subject to the payment in full of all Senior Liabilities, the Holders shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Liabilities pursuant to the provisions of this
Article IV to the rights of the holders of such Senior Liabilities to receive payments or distributions of cash, property or securities of the Parent applicable to the Senior Liabilities until all Guarantee Payments shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Liabilities of any cash, property or securities to which the Holders would be entitled except for the provisions of this Article IV, shall, as between the Parent, its creditors other than holders of Senior Liabilities and the Holders, be deemed to be a payment or distribution by the Parent to or on account of Senior Liabilities.

                 4.5      Obligation of the Parent Unconditional.

                 Nothing contained in this Article IV is intended to or shall impair, as between the Parent, its creditors (other than holders of Senior Liabilities) and the Holders, the obligation of the Parent, which is absolute and unconditional, to pay to the Holders the Guarantee Payments upon the occurrence of an Event of Default or is intended to or shall affect the relative rights of Holders and creditors of the Parent other than the holders of the Senior Liabilities, nor shall anything herein prevent the Holders from exercising all remedies otherwise permitted by applicable law upon default under this Guarantee.

                 4.6 Subordination Rights Not Impaired by Acts or Omissions of the Parent or Holders of Senior Liabilities.

                 (a) No right of any present or future holders of any Senior Liabilities to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Parent or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Parent with the terms of this Guarantee, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

                 (b) Without in any way limiting the generality of Section 4.6(a) above, the holders of Senior Liabilities may, at any time and from time to time, without the consent of or notice to the holders of Series A Preferred Stock, without incurring responsibility to the Holders, without incurring responsibility and without impairing or releasing the subordination provided in this Article IV or the obligations hereunder of the Holders to the holders of the Senior Liabilities, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Liabilities, or otherwise amend or supplement in any manner Senior Liabilities or any instrument evidencing the same or any agreement under which Senior Liabilities is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Liabilities; (iii) release any Person liable in any manner for the payment or collection of Senior Liabilities; and (iv) exercise or refrain from exercising any rights against the Parent and any other Person.

                 4.7 Status of Guarantee. This Guarantee constitutes an unsecured obligation of the Parent ranking (i) subordinate and junior in right of payment to all Senior Liabilities, (ii) pari passu with the most senior preferred stock now or hereafter issued by the Parent and (iii) senior to the common stock of the Parent.

                                   ARTICLE V.

                EXCHANGE PROVISIONS OF SERIES A PREFERRED STOCK

                 5.1 Compliance with Exchange Provisions. The Parent covenants and agrees that it will take any and all actions required of it under the provisions of paragraph (6) of the Certificate of Designations. Without limiting the generality of the foregoing, the Parent hereby covenants and agrees as follows:

                 (a) as promptly as practicable after the Exchange Date for an exchange of shares of shares of Series A Preferred Stock, to issue and deliver at the office or agency referred to in subparagraph (6)(a) of the Certificate of Designations to the Holder of such shares of Series A Preferred Stock so surrendered for exchange, or on his or her written order, a certificate or certificates for the number of full shares of Series A TCI Group Common Stock (and/or any other shares of capital stock of the Parent) issuable upon such exchange in accordance with the provisions of paragraph (6) of the Certificate of Designations;

                 (b) to treat the Person in whose name any certificate for shares of Series A TCI Group Common Stock is issued upon an exchange as the stockholder of record of such shares of Series A TCI Group Common Stock as of the close of business on the Exchange Date; provided, however, that any shares of Series A Preferred Stock surrendered for exchange on any date when the stock transfer books of the Parent are closed for any purpose shall be effective to constitute the Person or Persons entitled to receive the shares of Series A TCI Group Common Stock deliverable upon such exchange as the record holder(s) of such shares of Series A TCI Group Common Stock as of the opening of business on the next succeeding day on which such stock transfer books are open (provided all of the other requirements for a valid exchange are met as of such date);

                 (c) to use its best efforts to cause the Parent Board of Directors to make such determinations as may be required of it pursuant to the provisions of the Certificate of Designations, including pursuant to subparagraph (6)(b)(iii) of the Certificate of Designations;

                 (d) whenever the Exchange Rate is required to be adjusted as provided in paragraph (6) of the Certificate of Designations, to (x) forthwith compute the adjusted Exchange Rate in accordance with the provisions of subparagraph (6)(b) of the Certificate of Designations and prepare and file the certificate required by subparagraph (6)(e) of the Certificate of Designations at the office of the transfer agent for the Series A TCI Group Common Stock and the Series A Preferred Stock, and (y) mail to the holders of the outstanding shares of Series A Preferred Stock the notice required by subparagraph (6)(e); and

                 (e) whenever the Parent shall take any action which would require an adjustment to the Exchange Rate or shall authorize any of the actions or events described in clause (i) or (ii) of subparagraph (6)(f) of the Certificate of Designations, to cause to be filed at each office or agency maintained for the purpose of exchange of the shares of Series A Preferred Stock, and cause to be mailed to the holders of shares of Series A Preferred Stock at their last addresses as they shall appear on the stock register of the Company, at least 10 days before the record date (or other date set for definitive action if there shall be no record date), the notice required by subparagraph (6)(f) of the Certificate of Designations.

                 5.2 Certain Consolidations or Mergers of Parent. The Parent covenants and agrees not to become a party to any Transaction (as such term is defined in subparagraph (6)(d) of the Certificate of Designations) in which shares of Series A TCI Group Common Stock shall be reclassified or converted into the right to receive stock, securities or other property (including cash or any combination thereof), unless proper provision shall be made so that each share of Series A Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall, after consummation of such Transaction, be subject to exchange at the option of the holder into the kind and amount of stock, securities or other property receivable upon consummation of such Transaction by a holder of the number of shares of Series A TCI Group Common Stock (and/or any Other Property into which the Series A Preferred Stock may be exchangeable in accordance with paragraph
(6) of the Certificate of Designations) into which such share of Series A Preferred Stock might have been exchanged immediately prior to consummation of such Transaction (assuming in each case that such holder of Series A TCI Group Common Stock (or such Other Property) failed to exercise rights of election, if any, as to the kind or amount of stock, securities or other property receivable upon consummation of such Transaction (provided that if the kind or amount of stock, securities or other property receivable upon consummation of such Transaction is not the same for each non-electing share, then the kind and amount of stock, securities or other property receivable upon consummation of such Transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares)).
The provisions of this Section 5.2 shall similarly apply to successive Transactions.

                 5.3 Actions in Respect of Series A TCI Group Common Stock. The Parent covenants and agrees to take such reasonable action which may, in the opinion of its legal counsel, be necessary in order that (i) the Parent may validly and legally deliver fully paid and nonassessable shares of Series A TCI Group Common Stock upon any surrender of shares of Series A Preferred Stock for exchange pursuant to paragraph (6)(a) of the Certificate of Designations, (ii) the delivery of such shares is exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws or, if no such exemption is available, that the offer and exchange of such shares of Series A TCI Group Common Stock have been duly registered or qualified under the Securities Act and applicable state securities laws, (iii) the shares of Series A TCI Group Common Stock so delivered upon such exchange are listed for trading on the Nasdaq National Market or on a national securities exchange (upon official notice of issuance) and (iv) the shares of Series A TCI Group Common Stock so delivered upon such exchange are free of preemptive rights and any liens or adverse claims.

                 5.4 Reservation of Series A TCI Group Common. The Parent covenants and agrees to at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Series A TCI Group Common Stock and/or its issued Series A TCI Group Common Stock held in its treasury, for the purpose of effecting any exchange of shares of Series A Preferred Stock at the option of the holder pursuant to paragraph
(6) of the Certificate of Designations, the full number of shares of Series A TCI Group Common Stock then deliverable upon the exchange of all then outstanding shares of Series A Preferred Stock (assuming for this purpose that all of the outstanding shares of Series A Preferred Stock are held by a single holder).

                 5.5 Termination of Obligation to Issue Series A TCI Group Common Stock. TCI's obligations under this Article V to issue Series A TCI Group Common Stock shall terminate upon the termination of the right of Holders of Series A Preferred Stock to effect such exchange as set forth in the Certificate of Designations and, with respect to a particular Holder, upon an exchange of all of the outstanding shares of Series A Preferred Stock held by such Holder; provided, however, that such obligations shall be reinstated if at any time any such exchange shall fail to be effective or shall be required for any reason to be reversed.

                                  ARTICLE VI.

                                 MISCELLANEOUS

                 6.1 Third Party Beneficiaries. All of the Parent's obligations under this Guarantee shall be directly enforceable by the Holders from time to time of the Series A Preferred Stock. Each Holder of Series A Preferred Stock is an intended third-party beneficiary of this Guarantee.

                 6.2 Successors and Assigns. All covenants and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Parent and shall inure to the benefit of the Holders. Except as permitted by Section 2.2(a) and Section 3.2, the Parent shall not assign its rights or delegate its obligations hereunder without the prior approval of the Holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding.

                 6.3 Amendments; Waivers. (a) Except with respect to any changes which do not adversely affect the rights of Holders (in any of which cases no vote will be required), this Guarantee may only be amended by an instrument in writing signed by the Parent with the prior approval of the Holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding.

                 (b) Each of the provisions of Article III may be waived, in whole or in part, or the application of all or any part of such provisions in any particular circumstance or generally may be waived, in each case with the prior written consent of the Holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding.

                 6.4 Notices. Any notice, request or other communication required or permitted to be given hereunder to the Parent shall be given in writing by delivering the same against receipt therefor by registered mail, hand delivery, facsimile transmission (confirmed by registered mail) or telex, addressed to the Parent, as follows (and if so given, shall be deemed given when mailed; upon receipt of facsimile confirmation, if sent by facsimile transmission; or upon receipt of an answer-back, if sent by telex):

                 Tele-Communications, Inc.
                 5619 DTC Parkway
                 Englewood, CO 80111
                 Attention:  Stephen M. Brett, General Counsel
                 Telecopy:  (303) 488-3245

                 Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Parent in the same manner as notices are sent by the Company to the Holders.

                 6.5 Genders. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

                 6.6 Guarantee Not Separately Transferable. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Series A Preferred Stock.

                 6.7 GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

                 6.8 Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                 6.9 Headings. The Article and section headings herein are for convenience only and shall not affect the construction hereof.

                 6.10 Delivery of Guarantee. The Parent shall promptly deliver a copy of this Guarantee, without charge, to each Holder that shall request a copy of this Guarantee.

                 IN WITNESS WHEREOF, the Parent has caused this Guarantee to be duly executed as of the day and year first above written.

                                        TELE-COMMUNICATIONS, INC.


                                        By:
                                            -------------------------------
                                            Name:
                                            Title:

ATTEST:



-----------------------------------
            Secretary